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ARTICLES OF AMENDMENT
OF
MULTIPLE ZONES INTERNATIONAL, INC.

    Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation hereby submits the following amendment to the corporation's Articles of Incorporation.

  1.
  The name of the corporation is Multiple Zones International, Inc.

  2.
  The text of the amendment to Article I of the Articles of Incorporation as adopted is as follows:

The name of this corporation is Multiple Zones, Inc.

  3.
  The date of adoption of such amendment was July 21, 2000.

  4.
  The amendment was adopted by the Board of Directors; shareholder action was not required.

MULTIPLE ZONES INTERNATIONAL, INC.
DATED: September 30, 2000	By:	/s/ RONALD P. MCFADDEN Ronald P. McFadden, Secretary

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ARTICLES OF AMENDMENT OF MULTIPLE ZONES INTERNATIONAL, INC.